[PULASKI FINANCIAL CORP. LETTERHEAD]

FOR IMMEDIATE RELEASE


PULASKI FINANCIAL PLACES $9 MILLION IN TRUST
PREFERRED SECURITIES

CAPITAL PROVIDES LEVERAGE TO GROW BANK TO MORE THAN $700 MILLION IN ASSETS

ST. LOUIS, MARCH 30, 2004--Pulaski Financial Corp. (Nasdaq: PULB), the holding company for Pulaski Bank, today announced its has completed a private placement of $9 million in trust preferred securities.

"This placement further strengthens our balance sheet and provides leverage to grow Pulaski Bank to approximately $700 million in assets," said William A. Donius, chairman, president and chief executive officer. "The bank doubled in size over the past five years and we are preparing for significant growth in the years ahead." Pulaski reported $439.5 million in assets for the first quarter ended December 31, 2003.

Donius noted the bank issued the securities at an attractive interest rate, initially set at 3.81 percent and adjustable quarterly. The adjustable rate will be 270 basis points over the three-month London Interbank Offered Rate (LIBOR).

The securities were issued by a statutory business trust formed by Pulaski Financial Corp. and were sold in a private placement pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended.

Pulaski Financial Corp., operating in its 82nd year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail banking products through seven full-service offices. The company's website can be accessed at www.pulaskibankstl.com. Visit the shareholder information page for
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useful and comparative data.

Statements in this news release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which contain the words "expects", "intends", "anticipates", "believes" and words of similar import, are subject to numerous risks and uncertainties disclosed from time to time in documents the Company files with the Securities and Exchange Commission, which could cause actual results to differ materially from the results currently anticipated. Undue reliance should not be placed on such forward-looking statements.

For Additional Information Contact:

William A. Donius, President & CEO              Karl Plath or Brien Gately
Pulaski Financial Corp.                         The Investor Relations Company
(314) 878-2210 Ext. 3610                        (847) 296-4200


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